EXHIBIT 23.2





     CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


The Board of Directors
Travelers/Aetna Property Casualty Corp.

We consent to the incorporation by reference in the registration statement on Form S-8 of Travelers/Aetna Property Casualty Corp. (the "Company") of our report on the consolidated financial statements of the Company dated January 16, 1996, and our report on the related financial statement schedules, which appear in the registration statement on Form S-1 dated April 22, 1996 filed by the Company, and which is incorporated herein by reference. Our report on the consolidated financial statements refers to a change in the method of accounting for certain investments in debt and equity securities in 1994.





                                                /s/ KPMG Peat Marwick LLP

Hartford, Connecticut
August 12, 1996